[Letterhead of

                            TIG HOLDINGS, INC.]





Media Contacts: Jill Renken              Investor Contacts: Louis Paglia
                TIG Holdings, Inc.                          TIG Holdings, Inc.
                (972) 831-4666                              (212) 446-2708

                Fred Spar/Tracey T. Stearns                 John Swanson
                Kekst and Company                           TIG Holdings, Inc.
                (212) 521-4800                              (972) 831-4648



                             TIG HOLDINGS, INC.
                     ENTERS INTO MERGER AGREEMENT WITH
                     FAIRFAX FINANCIAL HOLDINGS LIMITED



NEW YORK, NY, December 3, 1998 - TIG Holdings, Inc. (NYSE: TIG) announced today that it entered into a definitive agreement with Toronto-based Fairfax Financial Holdings Limited (Fairfax). Under the terms of the agreement, Fairfax will acquire TIG at a price of US$16.50 per share in a cash merger. This transaction is valued at approximately US$840 million and is subject to, among other things, the approval of the holders of a majority of TIG's outstanding common stock and of the necessary regulatory authorities.

"This transaction reflects the conclusion of the previously announced review of strategic alternatives," said Jon Rotenstreich, chairman and chief executive officer of TIG. "We are pleased we are able to deliver shareholder value, organizational continuity for our employees and a stable market for our insureds."

Fairfax Financial Holdings Limited is a financial services holding company which, through its subsidiaries, is engaged in property, casualty and life insurance and reinsurance, investment management and insurance claims management.

The addition of TIG Reinsurance to the Fairfax group enhances their strategy to become a leader in the broker reinsurance market. TIG's insurance group will continue to operate independently in its current primary insurance markets and will maintain its focus on specialized property/casualty programs.


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"We are happy to be joining the Fairfax group of companies which has demonstrated a commitment to both the primary and reinsurance markets," said Mary Hennessy, president and chief operating officer of TIG Holdings. "Fairfax and TIG are a good fit because we share the same key attributes of strong producer relationships, profitable underwriting disciplines and a dedication to the highest levels of service for clients," added Hennessy.

In an unrelated move, TIG also announced its plans to consolidate many of the activities now performed at the TIG Holdings' office in New York to its Dallas, Texas office. This consolidation is in response to TIG's commitment to managing expenses, efficiency and productivity.

TIG Holdings, Inc. is the holding company for a property/casualty insurance group that offers reinsurance under TIG Reinsurance and, primarily, specialty insurance products under TIG Insurance. The Company markets its products and services nationwide through a select number of producer partners.

The statements made by the Company in this release, which are not historical facts, are forward-looking statements. Actual results may differ materially from those projected in these statements. These forward-looking statements involve risks and uncertainties, including but not limited to the following: changes in interest rates; changes in premium volumes; the frequency and severity of catastrophic events; increased competition; regulatory and legislative changes; changes in loss payment patterns; changes in estimated overall adequacy of loss and LAE reserves; changes in key management personnel; changes in general market or economic conditions; and other risk factors listed from time to time in the Company's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 1997 and the Quarterly Report on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998.